 Exhibit 10.3
JCPenney
J. C. Penney Company, Inc.                          Notice of Restricted Stock Unit Grant
Name [Associate Name]	Employee ID [EEID]
Date of Grant [Date of Grant]	Number of Restricted Stock Units Granted [Grant Amount]
2009 Long-Term Incentive Plan

Restricted Stock Unit Grant
You have been granted the number of restricted stock units listed above in recognition of your expected future contributions to the success of JCPenney.  Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”).   This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2009 Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee of the JCPenney Board of Directors.  Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions.  In the event of a change in capitalization of the Company or other similar event, the number of units shall be adjusted as provided in the Plan.

Vesting of Your Restricted Stock Units
The restricted stock units shall vest, and the restrictions on your restricted stock units shall lapse, according to the following vesting schedule, PROVIDED YOU REMAIN CONTINUOUSLY EMPLOYED BY THE COMPANY THROUGH THE  VESTING DATE (unless your employment terminates due to your Retirement, Disability, death, job restructuring/reduction in force/unit closing or an Involuntary Separation from Service without Cause under, and as defined in, the Executive Termination Pay Agreement).
Vesting Date	Percent Vesting
(Date)	100%

Your vested restricted stock units shall be paid out in shares of Common Stock as soon as practicable on or following the earlier of (i) your termination of employment as a result of your Retirement, Disability, death, or job restructuring/reduction in force/unit closing, or (ii) (date).  Notwithstanding the foregoing, if you are a specified employee as defined under Section 409A of the Code and the related Treasury regulations thereunder and you terminate your employment with the Company as a result of your Retirement, Disability, death, or job restructuring/reduction in force/unit closing, your vested restricted stock units shall be paid out in shares of Common Stock as soon as practicable following the earlier of (i) the date that is six months following your termination of service due to Retirement, Disability, or job restructuring/reduction in force/unit closing, (ii) the date of your death, or (iii) (date).  You shall not be allowed to defer the payment of your shares of Common Stock to a later date.

Dividend Equivalents
You shall not have any rights as a stockholder until your restricted stock units vest and you are issued shares of Common Stock in cancellation of the vested restricted stock units.  However, you will accrue dividend equivalents on the unvested restricted stock units in the amount of any quarterly dividend declared on the Common Stock.  Dividend equivalents shall continue to accrue until your restricted stock units vest and you receive actual shares of Common Stock in cancellation of the vested restricted stock units.  The dividend equivalents shall be credited as additional restricted stock units in your account to be paid out in shares of Common Stock on the vesting date along with the restricted stock units to which they relate.  The number of additional restricted stock units to be credited to your account shall be determined by dividing the aggregate dividend payable with respect to the number of restricted stock units in your account by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date.  The additional restricted stock units credited to your account are subject to all of the terms and conditions of this restricted stock unit award and the Plan and you shall forfeit your additional restricted stock units in the event that you forfeit the restricted stock units to which they relate.

Employment Termination
If your employment terminates due to Retirement, Disability, death or job restructuring/reduction in force/unit  closing  prior to (date), you shall be entitled to a prorated number of restricted stock units.  The proration shall be based on the ratio of (a) the number of calendar days from the Date of Grant to the effective date of termination to (b) the total number of calendar days in the vesting period.  The prorated number of restricted stock units to which you are entitled will be distributed as provided in “Vesting of Your Restricted Stock Units” above.  Any restricted stock units for which vesting is not accelerated shall be cancelled on such employment termination.  The beneficiary listed on your J. C. Penney Company Equity Plan Beneficiary Designation Form shall receive the vested shares covered by the restricted stock unit award in the case of termination of employment due to death.
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If your employment terminates due to an Involuntary Separation from Service without Cause under, and as defined in, the Executive Termination Pay Agreement, any outstanding restricted stock units shall immediately vest and be payable in shares of JCPenney Common Stock, subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release. If you fail to timely execute and deliver the required release or you revoke your release before the expiration of the applicable revocation period, your restricted stock units shall be forfeited and cancelled.

If your employment terminates for any reason other than those specified above, any unvested restricted stock units shall be cancelled on the effective date of termination.

Change of Control

The restricted stock unit award vests immediately without regard to the vesting date listed above upon Employment Termination (as defined in the Plan) following a Change of Control of the Company (as defined in Attachment A).

Taxes and Withholding
The vesting of any restricted stock units and the related issuance of shares of Common Stock, or cash in lieu of fractional shares, shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.  Your withholding rate with respect to this award may not be higher than the minimum statutory rate.  The Company shall retain and cancel the number of issued shares equal to the value of the required minimum tax withholding in payment of the required minimum tax withholding due or shall require that you satisfy the required minimum tax withholding, if any, or any other applicable federal, state or local income or employment tax withholding by such other means as the Company, in its sole discretion, deems reasonable.

Transferability of Your Restricted Stock Units
The restricted stock unit granted hereunder is non-transferable.

Effect on Other Benefits
The value of the shares covered by the restricted stock unit award shall not be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to Company associates.

Administration
The Committee has full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this restricted stock unit award.  The Committee’s determinations shall be final, conclusive, and binding on you and your heirs, legatees and designees.

This restricted stock unit grant does not constitute an employment contract.  It does not guarantee employment for the length of the vesting period or for any portion thereof.

Attachment A

A Change of Control Event shall have occurred if there is a change of ownership, a change of effective control, or a change in ownership of a substantial portion of the assets of the Company (as “Company” is defined in the J. C. Penney Company, Inc. 2009 Long-Term Incentive  Plan).

1.
Change of ownership occurs on the date that a person or persons acting as a group acquires ownership of stock of the Company that together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

2.
Notwithstanding whether the Company has undergone a change of ownership, a change of effective control occurs (a) when a person or persons acting as a group acquires within a 12-month period 30 percent of the total voting power of the stock of the Company or (b) a majority of the Board of Directors is replaced within 12 months if not previously approved by a majority of the members.  A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event, i.e. multiple change in control events.

3.
Change in ownership of a substantial portion of the Company’s assets occurs when a person or persons acting as a group acquires assets that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to the acquisition.  A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to -

(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time, or as a result of the same public offering.  However persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.

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